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                                                                     EXHIBIT 5.2

March 29, 2002

Thane International, Inc.
78-140 Calle Tampico
La Quinta, CA 92253

Ladies and Gentlemen:

         You have requested our advice as to certain U.S. federal income tax consequences of the transaction described below pursuant to which Thane International, Inc. ("Thane"), a Delaware corporation and a private company whose only outstanding stock is a single class of common stock, will acquire all of the outstanding stock of Reliant Interactive Media Corp. ("Reliant"), a Nevada corporation whose only outstanding stock is a single class of common stock which is publicly traded on the over-the-counter market (the "Transaction"). Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Merger Agreement, dated as of December 6, 2001, by and among Thane, Reliant Acquisition Corporation ("Acquisition Sub"), Reliant and Kevin Harrington, Timothy Harrington and Mel Arthur, stockholders of Reliant. We understand that the Transaction generally will be effected pursuant to the following steps:

         (1) Thane will form and will own all of the outstanding stock of Acquisition Sub.

         (2) Acquisition Sub will merge with and into Reliant in accordance with the laws of the state of Nevada, with Reliant surviving the merger (the "Merger").

         (3) The corporate existence of Reliant, with all its rights, privileges, immunities, powers and purposes will continue unaffected and unimpaired by the Merger and the separate existence of Acquisition Sub will cease upon the Merger becoming effective.

         (4) By virtue of the Merger and without any action on the part of the respective holders thereof, each of the issued and outstanding shares of the capital stock of Reliant (other than Dissenting Shares and shares held in Reliant's treasury) will be converted into 0.3049457 shares of Thane stock and each outstanding share of stock, par value $.001 per share, of Acquisition Sub will be converted into one share of stock, par value $.001 per share, of Reliant. Each treasury share of capital stock of Reliant, if any, will be canceled, and no payment will be made in respect thereof.


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Thane International, Inc.
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         (5)      It is intended that the stock of Thane will become publicly traded on the NASDAQ national market or a national securities exchange.

         (6) After the Merger, Thane will hold 100% of the shares of the outstanding stock of Reliant.

         In addition, we understand that in connection with the Transaction, Kevin Harrington, Timothy Harrington and Mel Arthur each will enter into employment agreements with Reliant (the "Employment Agreements") and will be paid an aggregate of $3.5 million (the "Signing Bonus") by Thane (or by Reliant with cash contributed to Reliant by Thane after the Merger) as a cash signing bonus under the Employment Agreements. Except for payments made pursuant to the Employment Agreements and payments made with respect to Dissenting Shares, no cash will be paid to any Reliant shareholder in connection with the Transaction.

         Further, we are assuming, with your permission, that the voting stock delivered to the Reliant shareholders in the Merger will not have an aggregate fair market value of less than $14 million at any time on the day of the Merger.

         In connection with our issuance of this opinion, Thane and/or Reliant has made the following representations to us with respect to the Transaction:

         (A) The fair market value of the Thane stock received by each Reliant shareholder will be approximately equal to the fair market value of the Reliant stock surrendered in exchange therefor.

         (B) There is no plan or intention by the shareholders of Reliant to have Thane, Reliant or any affiliate of Thane or Reliant redeem or otherwise acquire a number of shares of Thane stock received by the shareholders of Reliant in the Transaction that would reduce the Reliant shareholders' ownership of Thane stock to a number of shares having a value, as of the date of the Transaction, of less than 50 percent of the value of all of the formerly outstanding stock of Reliant as of the same date. For purposes of this representation, shares of Reliant stock exchanged for cash or other property or surrendered by dissenters will be treated as outstanding Reliant stock on the date of the Transaction. Moreover, shares of Reliant stock redeemed or otherwise acquired by Reliant, Thane, or any affiliate thereof prior to or subsequent to the Transaction will be considered in making this representation.

         (C) Thane has no plan or intention to reacquire, or to cause Reliant or any other related entity to acquire, any of the stock issued in the Transaction.

         (D) Reliant has no plan or intention to redeem its stock, to purchase any Thane stock issued in the Merger or to cause any related entity to purchase any Reliant stock prior to the Merger or Thane stock issued in the Merger.

         (E) Following the Transaction, Reliant will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held


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Thane International, Inc.
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immediately prior to the Transaction. For purposes of this representation, amounts paid by Reliant or its subsidiaries to dissenters, amounts paid by Reliant or its subsidiaries to shareholders who receive cash or other property, amounts used by Reliant to pay transaction expenses and all redemptions and distributions (except for regular, normal dividends) made by Reliant or its subsidiaries will be included as assets of Reliant immediately prior to the Transaction.

         (F) Immediately prior to the Transaction, Thane will be in control of Acquisition Sub. For purposes of this opinion, "control" means the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation.

         (G) Following the Transaction, Reliant will not issue additional shares of its stock that would result in Thane losing control of Reliant.

         (H) Thane has no plan or intention to: (i) liquidate Reliant; (ii) sell or otherwise dispose of the stock of Reliant or any of its subsidiaries, except for transfers of stock to corporations controlled by Thane; (iii) merge Reliant or any of its subsidiaries with or into another corporation (except for the Merger); or (iv) cause Reliant or any of its subsidiaries to sell or otherwise dispose of any of its assets or any of the assets acquired from Acquisition Sub, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Reliant.

         (I) Following the Transaction, Reliant and its subsidiaries will continue their historic business or use a significant portion of their historic business assets in a business.

         (J) Thane, Acquisition Sub, Reliant and the shareholders of Reliant will pay their respective expenses, if any, incurred in connection with the Transaction.

         (K) There is no intercorporate indebtedness existing between Thane and Reliant or between Acquisition Sub and Reliant that was issued, acquired or will be settled at a discount.

         (L) No two parties to the Transaction are investment companies. For purposes of this representation, an "investment company" means a regulated investment company, a real estate investment trust, or a corporation 50 percent or more of the value of whose total assets are stock and securities and 80 percent or more of the value of whose total assets are assets held for investment. In making the 50 percent and 80 percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets, and a corporation shall be considered a subsidiary if the parent owns 50 percent or more of the combined voting power of all classes of stock entitled to vote, or 50 percent or more of the total value of shares of all classes of stock outstanding. In determining total assets there shall be excluded cash and cash items (including receivables), government securities, and assets acquired (through incurring indebtedness or otherwise) for purposes of qualifying for a reorganization or ceasing to be an investment company.


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Thane International, Inc.
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         (M)      Neither Reliant nor any of its subsidiaries is under the
jurisdiction of a court in a Title 11 or similar case. For purposes of this representation, "Title 11 or similar case" means (i) a case under Title 11 of the United States Code, or (ii) a receivership, foreclosure, or similar proceeding in a Federal or state court.

         (N) On the date of the Transaction, the fair market value of the assets of Reliant and its subsidiaries will exceed the sum of their liabilities, plus the amount of liabilities, if any, to which the assets are subject.

         (O) Prior to the Merger, Acquisition Sub held no assets other than stock of Thane to be delivered in the Merger.

         (P) Acquisition Sub will have no liabilities assumed by Reliant and will not transfer to Reliant any assets subject to liabilities in the Transaction.

         (Q) In the Transaction, shares of Reliant stock representing control of Reliant, will be exchanged solely for voting stock of Thane. For purposes of this representation, shares of Reliant stock exchanged for cash or other property originating with Thane will be treated as outstanding Reliant stock on the date of the Transaction.

         (R) Neither Thane nor any of its affiliates own, or have owned during the past five years, any shares of the stock of Reliant.

         (S) At the time of the Transaction, or immediately thereafter, Reliant will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock in Reliant.

         (T) The salaries and other amounts to be paid to the directors and officers of Reliant in connection with or after the Transaction (excluding the Signing Bonus, but including, without limitation, all other payments under the Employment Agreements) will be payments solely as compensation for their services to be rendered to Reliant and are not intended to constitute payments in exchange for their Reliant stock. The aggregate amount of compensation paid to such directors and officers (excluding the Signing Bonus, but including, without limitation, all other payments under the Employment Agreements) have been and will be reasonable in relation to the value of the services to be performed for Reliant.

         (U) Reliant will not repay Thane, and will have no obligation to repay Thane, for any portion of the Signing Bonus.

         (V) Thane and Reliant believe that the value of the voting stock delivered to the Reliant shareholders in the Merger will not have an aggregate fair market value of less than $14 million at any time on the day of the Merger.

         (W) Any cash or other property paid to dissenters will originate with Reliant (and any debt incurred by Reliant to make any such payment will not be assumed by Thane).


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Thane International, Inc.
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         (X)      In the two year period up to and including the date of the
Merger neither Reliant nor any of its subsidiaries has disposed of any of its assets outside of the ordinary course of business.

         (Y)      The following are the business purposes for the Transaction:

         The Merger is expected to provide significant benefits by allowing the combined company to market Reliant's products through Thane's multi-tiered distribution channels. Thane's unique international marketing network, comprised of 186 international distributors and strategic partners, enables Thane to introduce products into 80 countries simultaneously. In addition, Thane (i) has established relationships with 53 retailers throughout the United States, (ii) maintains preferred vendor status at both QVC., Inc. and Home Shopping Network, and (iii) has established wholesale relationships with 16 national catalog publishers. The Merger will provide Reliant an opportunity to generate new and diverse revenues from existing products, extend product life cycles and develop new products specifically for these channels. Secondly, the Merger is expected to result in Reliant obtaining significant cost savings by utilizing Thane's existing low cost structure and key outsourcing relationships, such as media purchasing, telemarketing, manufacturing and fulfillment. The Merger is intended to provide both companies with a more diversified product portfolio, thereby creating greater revenue stability and reducing business risk. Finally, the Merger is intended to provide Reliant with greater access to the capital markets, which should reduce or eliminate existing capital constraints on Reliant's business, reduce financing costs and fund growth.

         Based upon the foregoing, and upon our analysis of the Internal Revenue Code of 1986, as amended, and the decisions, regulations and rulings thereunder, each as available and in effect on the date hereof (all of which are subject to change which may be retroactive), we are of the opinion that, for U.S federal income tax purposes:

         (1) A holder of Reliant stock will not recognize gain or loss on the exchange of Reliant stock for Thane stock pursuant to the Merger.

         (2) Neither Thane, Reliant nor Acquisition Sub will recognize gain or loss as a result of the Merger.

         (3) The aggregate tax basis of the Thane stock received by each holder of Reliant stock pursuant to the Merger will be equal to the aggregate tax basis of the Reliant stock surrendered in exchange therefor.

         (4) The holding period of the Thane stock received by each holder of Reliant stock pursuant to the Merger will include the holding period for the Reliant stock exchanged therefor, provided such Reliant stock was held as a capital asset on the date of the Merger.

         (5) Any holders of Reliant stock that dissent to the Merger and who receive cash in the Merger will recognize gain or loss equal to the difference between the amount of cash and other property received and their aggregate tax basis of the Reliant stock exchanged therefor.


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Thane International, Inc.
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         The foregoing opinion is based on the Transaction and the
representations, facts and assumptions set forth above. Any change in the applicable law or any inaccuracy of any of the facts, representations or other assumptions set forth above may adversely affect such opinion. Except for the opinions expressed above, we express no opinion as to any other tax consequences of the Transaction under U.S. federal, state, local or foreign laws, including (but not limited to) the federal income tax consequences to persons other than U.S. participants and the federal income tax consequences of holding or disposing of Thane shares. Further, except as set forth above, we express no opinion with respect to any consideration, other than Thane stock, received or deemed to be received by the Reliant shareholders pursuant to the Transaction. The opinions expressed above are being furnished to you and may not be relied upon by any person other than Thane, Reliant, Acquisition Sub and the shareholders of Reliant.



                                       Sincerely,